UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 21, 2012 (February 17, 2012)

Date of Report (Date of earliest event reported)

Verso Paper Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-34056	75-3217389
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

Verso Paper Holdings LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142283	56-2597634
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

6775 Lenox Center Court, Suite 400

Memphis, Tennessee 38115-4436

(Address, including zip code, of principal executive offices)

(901) 369-4100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01        Other Events.

On February 17, 2012, two subsidiaries of Verso Paper Corp. – Verso Paper Finance Holdings LLC (“Verso Finance Holdings”) and Verso Paper Holdings LLC (“Verso Holdings”) – obtained (i) $100.0 million of commitments with respect to the syndication of a new accounts receivable securitization facility (the “A/R Facility”) and (ii) approximately $55.0 million of commitments to provide a new and/or extended revolving facility under Verso Holdings’ existing senior secured revolving credit facility (the “Revolving Facility” and, together with the A/R Facility, the “Facilities”).

Verso Holdings intends to close the A/R Facility, subject to customary conditions, within sixty days of the date the commitments were obtained. The commitments under the Revolving Facility will become effective, subject to customary conditions, on the earlier of (i) the existing revolver maturity date or (ii) in the event Verso Holdings obtains an amendment to its senior secured credit facility that extends the revolver maturity date, the date on which such amendment becomes effective. The Facilities will have a five year maturity, subject to a springing maturity under certain circumstances with respect to debt instruments of Verso Holdings and Verso Finance Holdings that mature prior to such date. The A/R Facility will bear interest at an initial rate of LIBOR plus 2.00% and the Revolving Facility will bear interest at an initial rate of LIBOR plus 4.50%. From and after the date of Verso Holdings’ financial statements covering a period of at least three full months after the effective date of the Facilities, the applicable margin for such borrowings will be adjusted based on the excess availability under the A/R Facility and total net first lien leverage ratio under the Revolving Facility.

The terms and conditions of Verso Holdings’ existing revolving credit facility remain in full force and effect and have not been altered by these new commitments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, each of the Registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 21, 2012

VERSO PAPER CORP.

By:	/s/ Robert P. Mundy
Robert P. Mundy
Senior Vice President and Chief Financial Officer

VERSO PAPER HOLDINGS LLC

By:	/s/ Robert P. Mundy
Robert P. Mundy
Senior Vice President and Chief Financial Officer